Exhibit 4.2

DEFERRED COMPENSATION PLAN FOR THE JOHN HANCOCK

FINANCIAL NETWORK

WHEREAS, Manulife Financial Corporation (Plan Sponsor) desires to establish an unfunded plan maintained for the purpose of providing deferred compensation for a select group of independent contractors who are highly compensated within the meaning of the United States Code of Federal Regulations Section 2520.104-23 and Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”) of John Hancock Financial Network, Inc. (the “Company”) or an Affiliate of the Company;

NOW, THEREFORE, effective June 1, 2016, the Deferred Compensation Plan for the John Hancock Financial Network (the “Plan”) is hereby established as follows:

SECTION 1. PURPOSE OF PLAN

The Plan is unfunded and is maintained by the Plan Sponsor for the purpose of providing deferred compensation to a select group of highly compensated independent contractors of the Company or an Affiliate within the meaning of the United States Code of Federal Regulations Section 2520.104-23 and Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. The Plan will be administered in accordance with such purpose and in accordance with the provisions of Section 409A of the Code.

SECTION 2. DEFINITIONS

2.1	“Administrator” means the Board or the committee or subcommittee appointed pursuant to Section 15.1.

2.2	“Affiliate” means a direct or indirect subsidiary of the Company.

2.3	“Beneficiary” means the person or entity determined to be a Participant’s beneficiary pursuant to Section 13.

2.4	“Board” means the board of directors of the Company.

2.5	“Change in Control” means a “change in ownership” of the Company, a “change in effective control” of the Company, or a “change in the ownership of a substantial portion of the assets” of the Company (within the meaning of Section 409A of the Code).

2.6	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.7	“Company” means John Hancock Financial Network, Inc.

2.8	“Compensation” means all commissions to be earned from the Company or an Affiliate by a Participant for the Plan Year.

2.9	“Disability” means a condition in which the Participant:

(a)	is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which, in the opinion of the Administrator, can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(b)	is, by reason of any medically physical or mental impairment which, in the opinion of the Administrator, can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or

(c)	is determined to be totally disabled by the Social Security Administration.

2.10	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.11	“Normal Retirement Age” means sixty-five (65).

2.12	“Participant” means an individual who provides services to the Company or an Affiliate as an independent contractor, who is eligible to participate in the Plan pursuant to Section 3.

2.13	“Plan” means the Deferred Compensation Plan for the John Hancock Financial Network, as set forth herein and as amended from time to time.

2.14	“Plan Sponsor” means Manulife Financial Corporation.

2.15	“Plan Year” means the calendar year.

SECTION 3. ELIGIBILITY

The Plan is open to any individual who provides services as an independent contractor to the Company or an Affiliate who: represents the Company or an Affiliate under a designated Sales Representative Agreement; maintains a FINRA Securities Registration with the Company; produced $22,500 or more in gross commissions through the Company or an Affiliate from January 1 – November 30 of the preceding year, or can verify $25,000 of production through an outside broker dealer or insurance carrier for the prior calendar year; has no debit balance with the Company or an Affiliate; is not classified as an employee of the Company or an Affiliate, regardless of any subsequent reclassification by the Company or an Affiliate, any governmental agency or court provided that such individual meets the definition of “employee” under Form S-8 of the Securities Act of 1933, including, but not limited to, such individual providing non-exclusive services as an insurance agent deriving more than 50% of his or her annual income from the Company or an Affiliate.

Any such individual meeting the conditions set forth above, shall be eligible to participate as soon as administratively possible following notification by the Administrator.

SECTION 4. ELECTION TO DEFER COMPENSATION

A Participant may elect to defer a specified percentage of his Compensation (from one percent (1%) to one hundred percent (100%)) for a Plan Year by filing an election with the Administrator (pursuant to Section 5) on or prior to such date that the Administrator may specify (but no later than the last day of the preceding Plan Year). Any election so made shall not be binding for any following Plan Year, and thus a new election must be filed for any following Plan Year on such date that the Administrator may specify (but no later than the last day of the preceding Plan Year). Provided, however, that, subject to the provisions of Section 409A of the Code, a Participant who first becomes eligible to participate in the Plan after the beginning of a Plan Year shall be entitled to make a deferral election (with respect to Compensation to be earned after the date of the election) within thirty (30) days of becoming eligible.

In addition, each Participant may elect to establish one or more separate “in-service withdrawal account(s)”, to which shall be credited such portion of his deferrals as the Participant may designate, and subject to the provisions of Section 11, which shall be distributed as of a date selected by the Participant on the election form used to make his deferral election for the applicable year.

SECTION 5. MANNER OF ELECTION

Any election made by a Participant pursuant to this Plan shall be made in accordance with rules and procedures prescribed by the Administrator.

SECTION 6. ACCOUNTS

If a Participant elects to establish one or more “in-service withdrawal account(s)” under Section 4, such account(s) shall be established and maintained and recorded as follows: (a) any Compensation deferred by the Participant under the Plan which the Participant has elected to be credited to the applicable account, and (b) the allocation of any hypothetical investment experience. There shall also be established for each Participant a separate “retirement account” which shall record (a) any Compensation deferred by the Participant which the Participant has not elected to be credited to an “in-service withdrawal account”, and any Company contributions made on his behalf under Section 7 and (b) the allocation of any hypothetical investment experience.

SECTION 7. COMPANY CONTRIBUTIONS

For any Plan Year, the Company may elect to credit to the retirement account of each Participant, or any Participant designated by the Board, an amount equal to a specified percentage of such Participant’s Compensation, a flat dollar amount and/or an amount equal to a specified percentage of any Compensation deferred under Section 4. Any such credit shall be made entirely at the discretion of the Board and the amount of any such credit may be different for different Participants.

SECTION 8. ADJUSTMENTS TO ACCOUNTS

Each Participant’s account(s) shall be reduced by the amount of any distributions to the Participant from the applicable account, and by any federal, state and/or local tax withholding and any social security withholding tax as may be required by law. Pursuant to procedures established by the Administrator, each Participant’s account(s) shall be adjusted as of each business day the New York Stock Exchange is open to reflect the earnings or losses of any hypothetical investment media as may be designated by the Administrator and, if applicable, elected by the Participant.

SECTION 9. INVESTMENT OF ACCOUNTS

For purposes of determining the amount of earnings and appreciation and losses and depreciation to be credited to a Participant’s account(s), each Participant’s account(s) shall be deemed invested in the investment options (designated by the Administrator as available under the Plan) as the Participant may elect, from time to time, in accordance with such rules and procedures as the Administrator may establish. However, no provision of the Plan shall require the Company or the Plan Sponsor to actually invest any amounts in any fund or in any other investment vehicle.

SECTION 10. VESTED STATUS

Subject to the provisions of Section 19, if a Participant “separates from service” with the Company or an Affiliate (within the meaning of Code Section 409A) for any reason on or after his Normal Retirement Age, or prior to that date as a result of the Participant’s Disability or death, such Participant shall have a nonforfeitable (vested) right to the fair market value of the Participant’s account(s). If a Participant separates from service prior to his Normal Retirement Age for any other reason other than his death or Disability, such Participant shall be entitled to receive the vested value of his account(s). For this purpose, each Participant shall at all times have a nonforfeitable (vested) right to his account(s) derived from any Compensation deferred pursuant to Section 4. However, with respect to any Company contributions made on the Participant’s behalf pursuant to Section 7, the Participant shall have a nonforfeitable (vested) right to a percentage of the fair market value of such portion of his retirement account based on his Years of Participation, in accordance with the vesting schedule prescribed by the Administrator.

For this purpose, a Participant shall be credited with a Year of Participation for each twelve (12)-month period of employment with the Company or an Affiliate from the date on which he first became eligible to participate in the Plan.

Notwithstanding the foregoing, a Participant’s account(s) shall become one hundred percent (100%) vested upon a Change in Control.

SECTION 11. TIME AND MANNER OF DISTRIBUTION

Distribution of a Participant’s vested “retirement account” (within the meaning of Section 6) shall be made or commence within ninety (90) days following the date the Participant “separates from service” with the Company or an Affiliate (within the meaning of Section 409A of the Code). For purposes of this Plan, a separation from service is determined in accordance with the provisions of Treasury Regulation Section 1.409A-1(h), except that a separation from service will be deemed to have occurred if it is expected the Participant will perform services at a level that is less than 50% of the average level of his services performed over the immediately preceding twelve months. Provided, however, that payment may be delayed under any of the circumstances permitted under said Section 409A. Provided, further, that, if any amounts credited to a Participant’s vested account(s) become subject to tax under Section 409A of the Code, such amount(s) shall be immediately distributed to the Participant.

Each Participant shall elect, on the election form used to make his initial deferral election, either of the following modes of distribution for his vested retirement account:

(a)	a single lump sum payment; or

(b)	annual installments over a period of ten (10) years, the amount of each installment to equal the balance of the Participant’s vested retirement account immediately prior to the installment divided by the number of installments remaining to be paid. The first installment shall be made as of the date specified above, with each subsequent installment being made on the first day of the calendar month following the one (1) year anniversary of the prior payment.

Provided, further, that, on the election form used to make his initial deferral election, a Participant may elect to have his vested account(s) distributed, in a single lump sum payment, within ninety (90) days following a Change in Control.

A Participant may subsequently elect to change the mode of distribution of his retirement account, or to delay the date on which distribution of the Participant’s retirement account is to be made or commence, subject to the following conditions: (i) any such election may not take effect until twelve (12) months after the date on which the election is made; and (ii) payment with respect to such election must be deferred for a period of at least five (5) years from the date on which payment would otherwise have been made or commence.

Any “in-service” withdrawal account(s) established for a Participant under Section 6 shall be distributed in a lump-sum cash payment, as of the date(s) previously designated by the Participant. Provided, however, that a Participant may subsequently elect to delay the date on which distribution of an in-service withdrawal account is to be made, subject to the following conditions: (i) the subsequent election must be made at least twelve (12) months prior to the date the in-service withdrawal account was scheduled to be paid, and (ii) payment must be deferred for a period of at least five (5) years from the date on which payment was initially to have been made. Provided, further, that if a Participant separates from service prior to the scheduled payment date of any in-service withdrawal account(s), such accounts(s) shall be distributed to the Participant at the same time and in the same manner as the Participant’s vested retirement account.

Notwithstanding the foregoing provisions of this Section, except as otherwise provided under Section 409A of the Code, if a Participant fails to make a distribution election, or if the total fair market value of a Participant’s vested account(s) does not exceed the amount in effect for the applicable year under Code Section 402(g)(1)(B) as of the date of the Participant’s separation from service, the Participant’s vested account(s) shall be distributed to the Participant in a single lump-sum payment within ninety (90) days following the Participant’s separation from service.

Payment shall be treated as made upon the date specified under the Plan if payment is made on such date or a later date within the same taxable year of the Participant or, if later, by the 15th day of the third calendar month following the date specified under the Plan, provided the Participant is not permitted, directly or indirectly, to designate the taxable year of the payment.

SECTION 12. DEATH BENEFIT

In the event of the death of a Participant while in the employ of the Company or an Affiliate, vesting in the Participant’s account(s) shall be one hundred percent (100%), if not otherwise one hundred percent (100%) vested under Section 10, with the fair market value of the Participant’s account(s) being distributed to the Participant’s Beneficiary, in a single lump sum payment, within the ninety (90) day period following the close of the Plan Year in which the Participant’s death occurs.

In the event a Participant dies after distribution has commenced under the Plan, the vested balance of the Participant’s account(s), if any, shall be distributed to the Participant’s Beneficiary, in a single lump sum payment, within the ninety (90) day period following the close of the Plan Year in which the Participant’s death occurs.

Payment shall be treated as made upon the date specified under the Plan if payment is made at such date or a later date within the same taxable year of the Beneficiary or, if later, by the 15th day of the third calendar month following the date specified under the Plan, provided the Beneficiary is not permitted, directly or indirectly, to designate the taxable year of the payment.

SECTION 13. BENEFICIARY DESIGNATION

A Participant may designate the person or persons to whom the Participant’s account(s) under the Plan shall be paid in the event of the Participant’s death, in accordance with rules and procedures prescribed by the Administrator. If no Beneficiary is designated, or no Beneficiary survives the Participant, payment shall be made to the Participant’s surviving spouse, or if none, to the Participant’s estate. If a Beneficiary survives the Participant, but dies before the balance payable to the Beneficiary has been distributed, any remaining balance shall be paid to the Beneficiary’s estate.

SECTION 14. DOMESTIC RELATIONS ORDERS

If a domestic relations order issued by any court of proper authority directs assignment of all or any portion of a Participant’s vested account(s) to the Participant’s spouse or former spouse as part of a divorce settlement, the portion so assigned shall be distributed, in a lump-sum, to the spouse or former spouse within ninety (90) days following the date on which the order was received by the Administrator or, if later, following the close of the Plan Year in which the order clearly specifies the amount to be assigned and any other terms necessary to comply with such order and with the provisions of Code Section 409A.

SECTION 15. PLAN ADMINISTRATION

15.1 Administration. The Plan shall be administered by the Board or, in the discretion of the Board, a committee or subcommittee of the Board (the “Committee”), appointed by the Board and composed of at least two members of the Board. All references in the Plan to the Administrator shall be understood to refer to the Committee or the Board, whoever shall administer the Plan.

Where the Committee serves as Administrator, in the event that a vacancy on the Committee occurs on account of the resignation of a member or the removal of a member by vote of the Board, a successor member shall be appointed by vote of the Board. The Administrator shall select one of its members as Chairman and shall hold meetings at such times and places as it may determine. A majority shall constitute a quorum, and acts of the Administrator at which a quorum is present, or acts reduced to or approved in writing by all its members, shall be the valid acts of the Administrator.

The Administrator is authorized to interpret and construe any provision of the Plan, to determine eligibility and benefits under the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to adopt such forms as it may deem appropriate for the administration of the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan or the provisions of Section 409A of the Code and the regulations and rulings promulgated thereunder. The Administrator shall be responsible for the day-to-day administration of the Plan. Determinations, interpretations or other actions made or taken by the Administrator under the Plan shall be final and binding for all purposes and upon all persons.

The Company shall indemnify, hold harmless and defend the Administrator and/or the Board (and its delegates) from any liability which the Administrator and/or the Board (or it delegates) may incur in connection with the performance of its duties in connection with this Plan, so long as the Administrator and/or the Board (or such delegate) was acting in good faith and within what the Administrator and/or the Board (or such delegate) reasonably understood to be the scope of its duties.

That in carrying out its fiduciary and administrative responsibilities under the Plan, the Administrator may:

(a)	designate other persons as named fiduciaries with respect to particular matters of administration or operation of the Plan;

(b)	enter into agreements with any or all of such named fiduciaries or authorize them among themselves to enter into agreements for the allocation of fiduciary responsibilities among some or all of the named fiduciaries;

(c)	allocate such of its responsibilities as it deems appropriate to any person or persons;

(d)	designate any person or persons to carry out such responsibilities whether or not fiduciary in nature;

(e)	appoint one or more investment managers to manage any assets of the Plan; and

(f)	employ one or more persons to render advice with regard to such responsibilities.

15.2	Review Procedure.

(a)	Pursuant to procedures established by the Administrator, claims for benefits under the Plan made by a Participant or Beneficiary (the “claimant”) must be submitted in writing to the Administrator.

If a claim is denied in whole or in part, the Administrator shall notify the claimant within ninety (90) days (or forty-five (45) days if the claim relates to a determination of Disability) after receipt of the claim (or within one hundred eighty (180) days (or seventy-five (75) days for a Disability claim), if special circumstances require an extension of time for processing the claim, and provided written notice indicating the special circumstances and the date by which a final decision is expected to be rendered is given to the claimant within the initial ninety (90) day period, or forty-five (45) day period, as the case may be). If notification is not given in such period, the claim shall be considered denied as of the last day of such period and the claimant may request a review of the claim.

The notice of the denial of the claim shall be written in a manner calculated to be understood by the claimant and shall set forth the following:

(i)	the specific reason or reasons for the denial of the claim;

(ii)	the specific references to the pertinent Plan provisions on which the denial is based;

(iii)	a description of any additional material or information necessary to perfect the claim, and an explanation of why such material or information is necessary; and

(iv)	a statement that any appeal of the denial must be made by giving to the Administrator, within sixty (60) days (or one hundred eighty (180) days in the case of a Disability claim) after receipt of the denial of the claim, written notice of such appeal, such notice to include a full description of the pertinent issues and basis of the claim.

(b)	Upon denial of a claim in whole or part, the claimant (or his duly authorized representative) shall have the right to submit a written request to the Administrator for a full and fair review of the denied claim, to be permitted to review documents pertinent to the denial, and to submit issues and comments in writing. Any appeal of the denial must be given to the Administrator within the period of time prescribed under (a)(iv) above. If the claimant (or his duly authorized representative) fails to appeal the denial to the Administrator within the prescribed time, the Administrator’s adverse determination shall be final, binding and conclusive.

The Administrator may hold a hearing or otherwise ascertain such facts as it deems necessary and shall render a decision which shall be binding upon both parties. The Administrator shall advise the claimant of the results of the review within sixty (60) days (or forty-five (45) days in the case of a Disability claim) after receipt of the written request for the review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible but not later than one hundred twenty (120) days (or ninety (90) days in the case of a Disability claim) after receipt of the request for review. If such extension of time is required, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. The decision of the review shall be written in a manner calculated to be understood by the claimant and shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based. The decision of the Administrator shall be final, binding and conclusive.

SECTION 16. FUNDING

16.1 Plan Unfunded. The Plan is unfunded for tax purposes and for purposes of Title I of ERISA. Accordingly, the obligation of each of the Plan Sponsor and the Company or an Affiliate to make payments under the Plan constitutes solely an unsecured (but legally enforceable) promise of the Plan Sponsor to make such payments, and no person, including any Participant or Beneficiary shall have any lien, prior claim or other security interest in any property of the Plan Sponsor as a result of this Plan. Any amounts payable under the Plan shall be paid out of the general assets of the Plan Sponsor and each Participant and Beneficiary shall be deemed to be a general unsecured creditor of the Plan Sponsor.

16.2 Rabbi Trust. The Plan Sponsor authorizes (but does not require) the Company to create a grantor trust to pay its obligations hereunder (a so-called rabbi trust), the assets of which shall be, for all purposes, the assets of the Company. In the event the trustee of such trust is unable or unwilling to make payments directly to Participants and Beneficiaries and such trustee remits payments to the Company for delivery to Participants and Beneficiaries, the Company shall promptly remit such amount, less applicable income and other taxes required to be withheld, to the Participant or Beneficiary.

SECTION 17. AMENDMENT

The Plan Sponsor shall have the right to amend, suspend or terminate the Plan at any time by resolution of its board of directors and authorizes the Company, by resolution of its Board, the right to suspend the Plan at any time subject to the provisions of Section 409A of the Code; provided, however, that no such action shall, without the Participant’s consent, impair the Participant’s right with respect to any existing account under the Plan. The termination of the Plan, with respect to some or all of the Participants, and any resulting distribution of the account balances of such affected Participants, shall be made in accordance with the provisions of Section 409A of the Code and shall not constitute the impairment of such Participant’s rights hereunder.

SECTION 18. NO ASSIGNMENT

A Participant’s right to the amount credited to his account under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or the Participant’s Beneficiary.

SECTION 19. TERMINATION FOR CAUSE

Notwithstanding anything to the contrary herein contained, in the event a Participant’s employment with the Company or an Affiliate is terminated “for cause”, no benefits (other than those attributable to the Participant’s deferrals under Section 4) shall be due or payable under the Plan, and such Participant’s “retirement account” (within the meaning of Section 6) (less such Participant’s interest attributable to deferrals under Section 4) shall be forfeited. For this purpose, termination “for cause” shall mean a termination resulting from (i) a conviction of robbery, extortion, embezzlement, fraud, grand larceny, burglary, perjury, income tax evasion, misapplication of company funds, false statements in violation of 18 U.S.C. Sec. 1001, and any other felony that is punishable by a term of imprisonment of more than one year, or (ii) any breach of the Participant’s duty of loyalty to the Company or an Affiliate, any acts of omission in the performance of his duties not in good faith or which involve intentional misconduct or a knowing violation of law, or any transaction in the performance of his duties from which the Participant derived an improper personal benefit.

SECTION 20. COMPANY-OWNED LIFE INSURANCE (“COLI”)

20.1 Company Owns All Rights. In the event that, in its discretion, the Company purchases a life insurance policy or policies insuring the life of any Participant to allow the Company to informally finance and/or recover, in whole or in part, the cost of providing the benefits hereunder, neither the Participant nor any Beneficiary shall have any rights whatsoever therein. The Company shall be the sole owner and beneficiary of any such policy or policies and shall possess and may exercise all incidents of ownership therein, except in the event of the establishment of and transfer of said policy or policies to a trust by the Company as described in Section 16.2 hereof.

20.2 Participant Cooperation. If the Company decides to purchase a life insurance policy or policies on any Participant, the Company will so notify such Participant. Such Participant shall consent to being insured for the benefit of the Company and shall take whatever actions may be necessary to enable the Company to timely apply for and acquire such life insurance and to fulfill the requirements of the insurance carrier relative to the issuance thereof as a condition of eligibility to participate in the Plan.

SECTION 21. SUCCESSORS AND ASSIGNS

The provisions of this Plan shall be binding upon and inure to the benefit of the Plan Sponsor, the Company, their successors and assigns, and the Participant, his Beneficiaries, heirs, legal representatives and assigns.

SECTION 22. NO CONTRACT OF EMPLOYMENT

Nothing contained herein shall be construed as a contract of employment between a Participant and the Company or an Affiliate, or as a right of the Participant to continue in employment with the Company or an Affiliate, or as a limitation of the right of the Company to discharge the Participant at any time, with or without cause.

SECTION 23. ENFORCEABILITY

If any term or condition of the Plan shall be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, and such term or condition except to such extent or in such application, shall not be affected thereby, and each and every term and condition of the Plan shall be valid and enforced to the fullest extent and in the broadest application permitted by law.

SECTION 24. CONSTRUCTION

Wherever appropriate, the use of the masculine gender shall be extended to include the feminine and/or neuter, and the singular form of word extended to include the plural, or vice versa.

SECTION 25. GOVERNING LAW

This Plan shall be interpreted in a manner consistent with Code Section 409A and the guidance issued thereunder by the Department of the Treasury and the Internal Revenue Service and shall also be subject to and construed in accordance with the provisions of ERISA, where applicable, federal securities laws and otherwise by the laws of the Commonwealth of Massachusetts, without regard to the conflict of law provisions of any jurisdiction.

IN WITNESS WHEREOF, the Plan Sponsor, by its duly authorized officer, has caused this Plan to be executed as of the 11th day of May, 2016.

MANULIFE FINANCIAL CORPORATION

By:	/s/ Stephani Kingsmill
Name: Stephani Kingsmill
Title: EVP, Human Resources

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has caused this Plan to be executed as of the 11th day of May, 2016.

JOHN HANCOCK FINANCIAL NETWORK, INC.

By:	/s/ Emanuel Alves
Name: Emanuel Alves
Title: Secretary